Exhibit 99.1

For Immediate Release

Danka Announces Sale of Australian Business Unit

ST. PETERSBURG, FLORIDA (July 7, 2006) - Danka Business Systems PLC (NASDAQ: DANKY) today announced that it has entered into an agreement to sell the shares of its Australian subsidiary, Danka Australasia, PTY Limited to Onesource Group Limited, for a purchase price of U.S. $12.6 million in cash ($17 million in Australian dollars). The completion of the transaction is expected to take place on or before July 17, 2006, subject to the completion of finance arrangements and certain consents. The proceeds of the transaction will be used for the general operation of the Company’s other businesses.

“We are very pleased to have reached this agreement with Onesource, which is a very successful distributor in New Zealand”, stated A.D. Frazier, Danka’s Chairman and Chief Executive Officer. “The disposition of our Australian operation is another step in our plan to focus on and invest in core assets in the U.S. and Europe. We appreciate the excellent job our Australian executive team has done managing this business. I believe this partnership with Onesource will give the operation the scale and resources necessary to achieve success in the future.”

Onesource Group CEO, Evan Johnson, believes that the Danka acquisition will provide significant benefits to Danka stakeholders. “This is an exciting development for Onesource Group. The Australasian reach will further strengthen our business model and the resources we have at our disposal will allow us to provide Danka customers with great products and exemplary customer service.”

Danka Australia, headquartered in Sydney, provides imaging systems and services, including copiers, printers and multi-functional peripheral devices and related services to customers in the major Australian markets. During the fiscal year ended March 31, 2006, the Australian subsidiaries revenues were U.S. $50.2 million and profits before tax totaled U.S. $1.4 million. Gross assets in the business as at March 31, 2006 totaled U.S. $11.8 million.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Cheley Howes (727) 622-2760

Danka London – Paul G. Dumond, 44-207-605-0154

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.

About Onesource

Onesource is a leading New Zealand-owned and based office technology group, with more than 700 staff at 15 branches and offices nationwide. Office technology solutions are sold and supported through the group’s operating divisions: Konica Minolta Business Solutions New Zealand (“KMBS”) and Cogent Communications.

KMBS is number one in the provision and service of sophisticated, integrated document solutions in the New Zealand market. These include the latest multifunction black and white and color printer/copier/scanner/fax devices, as well as wide format printers and document management software.

Cogent Communications offers telecommunications sales and support for small to large companies. Solutions range from office phone systems to high-end call centers and includes IP telephony, voice messaging and voice and data integration.

These technology businesses are complemented by specialist technology financing businesses Onesource Finance and Leasing Solutions Ltd.

Onesource is owned by its senior management team in New Zealand with the support of Archer Capital, a leading Australasian private equity firm.

Contact at Onesource: Steve Spain, 64 9 356 6071